AGREEMENT AND PLAN OF REORGANIZATION

	THIS AGREEMENT AND PLAN OF
REORGANIZATION ("Agreement") is made as of this 14th day of March, 2011, by and among Eaton Vance
Municipals Trust ("Municipals Trust"), a Massachusetts business trust, on behalf of its series Eaton Vance
Michigan Municipal Income Fund ("Michigan Fund") and
Eaton Vance Rhode Island Municipal Income Fund
("Rhode Island Fund") and Municipals Trust, on behalf of its series Eaton Vance National Municipal Income Fund.
Eaton Vance Michigan Municipal Income Fund and
Eaton Vance Rhode Island Municipal Income Fund, are collectively referred to herein as the "Acquired Funds", and Eaton Vance National Municipal Income Fund is referred to herein as the "Acquiring Fund".

WITNESSETH
	WHEREAS, Municipals Trust is registered under the Investment Company Act of 1940, as amended (the
"1940 Act") as open-end management investment company authorized to issue an unlimited number of shares of beneficial interest without par value in one or more series (such as the Acquired Funds and the Acquiring Fund), and the Trustees of Municipals Trust have divided the shares of the Acquired Funds and the Acquiring Fund into multiple classes, including Class A, Class B, Class C and Class I shares ("Acquired Fund
Shares" and "Acquiring Fund Shares");

	WHEREAS, Municipals Trust desires to provide for the reorganization of the Acquired Funds through the acquisition by the Acquiring Fund of substantially all of the assets of the Acquired Funds in exchange for the Acquiring Fund Shares in the manner set forth herein;
and

	WHEREAS, it is intended that the reorganization described in this Agreement shall be a reorganization within the meaning of Section 368 of the Internal
Revenue Code of 1986, as amended (the "Code");

	NOW, THEREFORE, in consideration of the
mutual promises herein contained, the parties hereto agree as follows:

1.	Definitions

	1.1	The term "1933 Act" shall mean the
Securities Act of 1933, as amended.

1.2	The term "1934 Act" shall mean the Securities
Exchange Act of 1934, as amended.

1.3	The term "Acquired Funds Municipals Trust N-
1A" shall mean the registration statement, as amended, on Form N-1A of Municipals Trust with respect to the Acquired Funds in effect on the date hereof or on the Closing Date, as the context may require.

	1.4	The term "Agreement" shall mean this
Agreement and Plan of Reorganization.

	1.5	The term "Assumed Liabilities" shall
mean all liabilities, expenses, costs, charges and receivables of the Acquired Funds as of the Close of Trading on the New York Stock Exchange on the
Valuation Date.  Included therein for the Acquiring Fund
Class B and Class C shall be the uncovered distribution charges under the Acquired Funds Class B and Class C
Distribution Plans, or, if lower, the amount of contingent deferred sales charges that would be paid by all the Acquired Funds Class B and Class C shareholders if they redeemed on the Closing Date; such amount shall be treated as uncovered distribution charges under the Acquiring Fund Class B and Class C Distribution Plans.

1.6	The term "Business Day" shall mean any day
that the New York Stock Exchange is open.

1.7	The term "Close of Trading on the NYSE" shall
mean the close of regular trading on the New York Stock
Exchange, which is usually 4:00 p.m. Eastern Time.

	1.8	The term "Closing" shall mean the
closing of the transaction contemplated by this Agreement.

	1.9	The term "Closing Date" shall mean
September 23, 2011, provided all necessary approvals have been received, or such other date as may be agreed by the parties on which the Closing is to take place.

	1.10	The term "Commission" shall mean the
Securities and Exchange Commission.

	1.11	The term "Custodian" shall mean State
Street Bank and Trust Company.

	1.12	The term "Delivery Date" shall mean the
date contemplated by Section 3.3 of this Agreement.

	1.13	The term "Municipals Trust N-14" shall
mean Municipals Trust's registration statement on Form
N-14, including a Joint Proxy Statement/Prospectus as may be amended, that describes the transactions contemplated by this Agreement and registers the Acquiring Fund Shares to be issued in connection with this transaction.

	1.14	The term "NYSE" shall mean the New
York Stock Exchange.

	1.15	The term "Proxy Statement" shall mean
the Joint Proxy Statement/Prospectus furnished to the Acquired Funds shareholders in connection with this transaction.

	1.16	The term "Securities List" shall mean the
list of those securities and other assets owned by Municipals Trust, on behalf of Michigan Fund and Rhode Island Fund, on the Delivery Date.

	1.17	The term "Valuation Date" shall mean the
day of the Closing Date.

2.	Transfer and Exchange of Assets

	2.1	Reorganization the Acquired Funds.  At
the Closing, subject to the requisite approval of the Acquired Funds' shareholders and the terms and conditions set forth herein, Municipals Trust shall transfer all of the assets of the Acquired Funds and assign all Assumed Liabilities to the Acquiring Fund, and the Acquiring Fund shall acquire such assets and shall assume such Assumed Liabilities upon delivery by the Acquiring Fund to the Acquired Funds on the Closing
Date of Class A, Class B, Class C and Class I Acquiring
Fund Shares (including, if applicable, fractional shares) having an aggregate net asset value equal to the value of the assets so transferred, assigned and delivered, less the Assumed Liabilities, all determined and adjusted as provided in Section 2.2. Upon delivery of the assets, the Acquiring Fund will receive good and marketable title thereto free and clear of all liens.

	2.2	Computation of Net Asset Value.  The
net asset value per share of the Acquiring Fund Shares and the net value of the assets of the Acquired Fund subject to this Agreement shall, in each case, be determined as of the Close of Trading on the NYSE on the Valuation Date, after the declaration and payment of any dividend on that date. The net asset value of the Acquiring Fund Shares shall be computed in the manner set forth in the Acquiring Fund Municipals Trust N-1A. In determining the value of the securities transferred by the Acquired Funds to the Acquiring Fund, such assets shall be priced in accordance with the policies and procedures described in the Acquiring Fund Municipals
Trust N-1A.


3.	Closing Date, Valuation Date and Delivery

	3.1	Closing Date.  The Closing shall be at
the offices of Eaton Vance Management, Two
International Place, Boston, MA 02110 immediately after the close of business on the Closing Date. All acts taking place at Closing shall be deemed to take place simultaneously as of the close of business on the Closing Date unless otherwise agreed in writing by the parties.

3.2	Valuation Date.  Pursuant to Section 2.2, the net
value of the assets of the Acquired Funds and the net asset value per share of the Acquiring Fund shall be determined as of the Close of Trading on the NYSE on the Valuation Date, after the declaration and payment of any dividend on that date. The stock transfer books of Municipals Trust with respect to the Acquired Funds will be permanently closed, and sales of the Acquired Funds
Shares shall be suspended, as of the close of business of Municipals Trust on the Valuation Date. Redemption requests thereafter received by Municipals Trust with respect to the Acquired Funds shall be deemed to be redemption requests for the Acquiring Fund Shares to be distributed to shareholders of the Acquired Funds under this Agreement provided that the transactions contemplated by this Agreement are consummated.

		In the event that trading on the NYSE or
on another exchange or market on which securities held
by the Acquired Funds are traded shall be disrupted on
the Valuation Date so that, in the judgment of Municipals
Trust, accurate appraisal of the net assets of the
Acquired Funds to be transferred hereunder or the
assets of the Acquiring Fund is impracticable, the
Valuation Date shall be postponed until the first
Business Day after the day on which trading on such
exchange or in such market shall, in the judgment of
Municipals Trust, have been resumed without disruption.
In such event, the Closing Date shall be postponed until
one Business Day after the Valuation Date.
	3.3	Delivery of Assets.  After the close of
business on the Valuation Date, Municipals Trust shall issue instructions providing for the delivery of all of its assets held on behalf of the Acquired Funds to the Custodian to be held for the account of the Acquiring
Fund, effective as of the Closing. The Acquiring Fund may inspect such securities at the offices of the Custodian prior to the Valuation Date.

4.	Acquired Fund Distributions and Termination

4.1	As soon as reasonably practicable after the
Closing Date, Municipals Trust shall pay or make provisions for the payment of all of the debts and taxes of the Acquired Funds and distribute all remaining assets, if any, to shareholders of the Acquired Funds, and the Acquired Funds shall thereafter be terminated under Massachusetts law.
	At, or as soon as may be practicable following the Closing Date, Municipals Trust on behalf of the Acquired Funds shall distribute the Class A, Class B,
Class C and Class I the Acquiring Fund Shares it received from the Acquiring Fund to the shareholders of the Acquired Funds and shall instruct the Acquiring Fund as to the amount of the pro rata interest of each of the Acquired Funds shareholders as of the close of business on the Valuation Date (such shareholders to be certified as such by the transfer agent for Municipals
Trust, to be registered on the books of the Acquiring
Fund, in full and fractional the Acquiring Fund Shares, in the name of each such shareholder, and the Acquiring
Fund agrees promptly to transfer the Acquiring Fund
Shares then credited to the account of the Acquired
Funds on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Acquired Funds shareholders in accordance with said instruction. Each Acquired Funds shareholder shall receive shares of the corresponding class of the Acquiring Fund to the class of the Acquired
Funds held by such shareholder. All issued and outstanding Acquired Funds Shares shall thereupon be canceled on the books of Municipals Trust. The
Acquiring Fund shall have no obligation to inquire as to the correctness of any such instruction, but shall, in each case, assume that such instruction is valid, proper and correct.

5.	The Acquired Fund Securities

	On the Delivery Date, Municipals Trust on behalf of the Acquired Funds shall deliver the Securities List and tax records. Such records shall be made available to the Acquiring Fund prior to the Closing Date for inspection by the Treasurer (or his or her designee).
Notwithstanding the foregoing, it is expressly understood that the Acquired Funds may hereafter until the close of business on the Valuation Date sell any securities owned by it in the ordinary course of its business as a series of an open-end, management investment company.

6.	Liabilities and Expenses

	The Acquiring Fund shall acquire all liabilities of the Acquired Funds, whether known or unknown, or contingent or determined. Municipals Trust will discharge all known liabilities of the Acquired Funds, so far as may be possible, prior to the Closing Date. The
Acquired Funds shall bear the expenses of carrying out this Agreement.

7.	Municipals Trust Representations and Warranties

	Municipals Trust, on behalf of Michigan Fund and Rhode Island Fund and on behalf of the Acquiring
Fund, hereby represents, warrants and agrees as follows:

	7.1	Legal Existence.  Municipals Trust are
each a business trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts.
Michigan Fund, Rhode Island Fund and the Acquiring
Fund are each validly existing series of Municipals Trust.
Municipals Trust is authorized to issue an unlimited number of shares of beneficial interest of the Acquiring
Fund.

7.2	Registration under 1940 Act.  Municipals Trust
are each duly registered as an open-end management investment companies under the 1940 Act and such registration is in full force and effect.

7.3	Financial Statements.  The statement of assets
and liabilities and the schedule of portfolio investments and the related statements of operations and changes in net assets of Michigan Fund dated July 31, 2010 and January 31, 2011 (unaudited) and of the Rhode Island
Fund and the Acquiring Fund dated September 30, 2010 and March 31, 2011 (unaudited), fairly present the financial condition of the Acquired Funds and the Acquiring Fund as of said dates in conformity with generally accepted accounting principles.

	7.4	No Contingent Liabilities.  There are no
known contingent liabilities of the Acquired Funds or the Acquiring Fund not disclosed and there are no legal, administrative or other proceedings pending, or to the knowledge of Municipals Trust threatened, against the Acquired Funds or the Acquiring Fund which would materially affect its financial condition.

7.5	Requisite Approvals.  The execution and
delivery of this Agreement and the consummation of the transactions contemplated herein, have been authorized by the Board of Trustees of Municipals Trust by vote taken at a meeting of such Board duly called and held on March 14, 2011. No approval of the shareholders of the Acquiring Fund is required in connection with this Agreement or the transaction contemplated hereby. The
Agreement has been executed and delivered by a duly authorized officer of Municipals Trust and is a valid and legally binding obligation of each of the Acquired Funds and the Acquiring Fund enforceable in accordance with its terms.

	7.6	No Material Violations.  Municipals Trust
are not, and the execution, delivery and performance of this Agreement will not result, in a material violation of any provision of their Declaration of Trust or By-Laws, as each may be amended, of Municipals Trust or of any agreement, indenture, instrument, contract, lease or other undertaking to which Municipals Trust is a party or by which it is bound.

	7.7	Taxes and Related Filings.  Except
where failure to do so would not have a material adverse effect on the Acquired Funds or the Acquiring Fund, each of the Acquired Funds and the Acquiring Fund has filed or will file or obtain valid extensions of filing dates for all required federal, state and local tax returns and reports for all taxable years through and including its current taxable year and no such filings are currently being audited or contested by the Internal Revenue
Service or state or local taxing authority and all federal, state and local income, franchise, property, sales, employment or other taxes or penalties payable pursuant to such returns have been paid or will be paid, so far as due. Each of the Acquired Funds and the Acquiring Fund has elected to be treated as a "regulated investment company" for federal tax purposes, has qualified as such for each taxable year of its operations and will qualify as such as of the Closing Date.

	7.8	Good and Marketable Title.  On the
Closing Date, each Acquired Fund will have good and marketable title to its assets, free and clear of all liens, mortgages, pledges, encumbrances, charges, claims and equities whatsoever, and full right, power and authority to sell, assign, transfer and deliver such assets and shall deliver such assets to the Acquiring Fund.
Upon delivery of such assets, the Acquiring Fund will receive good and marketable title to such assets, free and clear of all liens, mortgages, pledges, encumbrances, charges, claims and equities, except as to adverse claims under Article 8 of the Uniform
Commercial Code of which the Acquiring Fund has notice and necessary documentation at or prior to the time of delivery.

	7.9	Acquiring Fund N-1A Not Misleading.
The Municipals Trust N-1A conforms on the date of the Agreement, and will conform on the date of the Proxy
Statement and the Closing Date, in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

7.10	Proxy Statement.  The Proxy Statement
delivered to the Acquired Funds shareholders in connection with this transaction (both at the time of delivery to such shareholders in connection with the meeting of shareholders and at all times subsequent thereto and including the Closing Date) in all material respects, conforms to the applicable requirements of the 1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated thereon or necessary to make statements therein, in light of the circumstances under which they were made, not materially misleading.

	7.11	Books and Records.  Each of Acquired
Funds and the Acquiring Fund have maintained all records required under Section 31 of the 1940 Act and rules thereunder.

8.	Conditions Precedent to Closing

	The obligations of the parties hereto shall be conditioned on the following:

	8.1	Representations and Warranties.  The
representations and warranties of the parties made herein will be true and correct as of the date of this Agreement and on the Closing Date.

8.2	Shareholder Approval.  The Agreement and the
transactions contemplated herein shall have been approved by the requisite vote of the holders of the Acquired Funds Shares in accordance with the 1940 Act and the Declaration of Trust and By-Laws, each as amended, of Municipals Trust.

	8.3	Pending or Threatened Proceedings.
On the Closing Date, no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

	8.4	Registration Statement.  The Municipals
Trust N-14 shall have become effective under the 1933
Act; no stop orders suspending the effectiveness of such Municipals Trust N-14 shall have been issued; and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act. The Proxy Statement has been delivered to each shareholder of record of the Acquired Funds as of June 16, 2011 in accordance with the provisions of the 1934 Act and the rules thereunder.

	8.5	Declaration of Dividend.  Municipals
Trust shall have declared a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to the Acquired Funds shareholders all of the Acquired Funds' investment company taxable income (as defined in Section 852 of the Code) (computed without regard to any deduction for dividends paid) for the final taxable period of the Acquired Funds, all of its net capital gain realized in the final taxable period of the Acquired Funds (after reduction for any capital loss carryforward) and all of the excess of (i) its interest income excludable from gross income under Section 103(a) of the Code over (ii) its deductions disallowed under Sections 265 and 171(a)(2) of the Code for the final taxable period of the Acquired Funds.

	8.6	State Securities Laws.  The parties shall
have received all permits and other authorizations necessary, if any, under state securities laws to consummate the transactions contemplated herein.

8.7	Performance of Covenants.  Each party shall
have performed and complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by each such party prior to or at the Valuation Date and the Closing Date.

	8.8	Due Diligence.  Municipals Trust shall
have had reasonable opportunity to have its officers and agents review the records of the Acquired Funds.

	8.9	No Material Adverse Change.  From the
date of this Agreement, through the Closing Date, there shall not have been:

*	any change in the business, results of
operations, assets or financial condition or the manner of conducting the business of the Acquired Funds or the Acquiring Fund (other than changes in the ordinary course of its business, including, without limitation, dividends and distributions in the ordinary course and changes in the net asset value per share) which has had a material adverse effect on such business, results of operations, assets or financial condition, except in all instances as set forth in the financial statements;

*	any loss (whether or not
covered by insurance) suffered by the Acquired Funds or the Acquiring Fund materially and adversely affecting of the Acquired Funds or the Acquiring Fund, other than depreciation of securities;

*	issued by Municipals Trust to any person any
option to purchase or other right to acquire shares of any class of the Acquired Funds or the Acquiring Fund
Shares (other than in the ordinary course of Municipals
Trust business as an open-end management investment company);

*	any indebtedness incurred by the Acquired
Funds or the Acquiring Fund for borrowed money or any commitment to borrow money entered into by the Acquired Funds or the Acquiring Fund except as permitted in the Acquired Municipals Trust N-1A or the Acquiring fund Municipals Trust N-1A and disclosed in financial statements required to be provided under this Agreement;

*	any amendment to the Declaration of Trust or
By-Laws of Municipals Trust that will adversely affect the ability of Municipals Trust to comply with the terms of this Agreement; or

*	any grant or imposition of any lien, claim,
charge or encumbrance upon any asset of the Acquired
Funds except as provided in the Acquired Funds
Municipals Trust N-1A so long as it will not prevent
Municipals Trust from complying with Section 7.8.

	8.10	Lawful Sale of Shares.  On the Closing
Date, the Acquiring Fund Shares to be issued pursuant to Section 2.1 of this Agreement will be duly authorized, duly and validly issued and outstanding, and fully paid and non-assessable by Municipals Trust, and conform in all substantial respects to the description thereof contained in the Municipals Trust N-14 and Proxy
Statement furnished to the Acquired Funds shareholders and the Acquiring Fund Shares to be issued pursuant to paragraph 2.1 of this Agreement will be duly registered under the 1933 Act by the Municipals Trust N-14 and will be offered and sold in compliance with all applicable state securities laws.

	8.11	Documentation and Other Actions.
Municipals Trust shall have executed such documents and shall have taken such other actions, if any, as reasonably requested to fully effectuate the transactions contemplated hereby.

9.	Addresses

	All notices required or permitted to be given under this Agreement shall be given in writing to Eaton
Vance Municipals Trust, Two International Place, Boston,
MA 02110 (Attention: Chief Legal Officer), or at such other place as shall be specified in written notice given by either party to the other party to this Agreement and shall be validly given if mailed by first-class mail, postage prepaid.

10.	Termination

	This Agreement may be terminated by either party upon the giving of written notice to the other, if any of the representations, warranties or conditions specified in Sections 7 or 8 hereof have not been performed or do not exist on or before December 31, 2011. In the event of termination of this Agreement pursuant to this provision, neither party (nor its officers, Trustees or shareholders) shall have any liability to the other.

11.	Miscellaneous

	This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts. Municipals Trust represent that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein. Municipals Trust represent that this Agreement constitutes the entire agreement between the parties as to the subject matter hereof. The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be executed in any number of counterparts, each of which shall be deemed an original. Whenever used herein, the use of any gender shall include all genders.
In the event that any provision of this Agreement is unenforceable at law or in equity, the remainder of the Agreement shall remain in full force and effect.

12.	Amendments

	At any time prior to or after approval of this Agreement by the Acquired Funds shareholders (i) the parties hereto may, by written agreement and without shareholder approval, amend any of the provisions of this Agreement, and (ii) either party may waive without such approval any default by the other party or the failure to satisfy any of the conditions to its obligations
(such waiver to be in writing); provided, however, that following shareholder approval, no such amendment may have the effect of changing the provisions for determining the number of the Acquiring Fund Shares to be received by the Acquired Funds shareholders under this Agreement to the detriment of such shareholders without their further approval. The failure of a party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

13.	Massachusetts Business Trust

	References in this Agreement to Municipals
Trust mean and refer to the Trustees from time to time serving under its Declarations of Trust on file with the Secretary of the Commonwealth of Massachusetts, as the same may be amended from time to time, pursuant to which they conduct their businesses. It is expressly agreed that the obligations of Municipals Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of each Trust personally, but bind only the trust property of the Trust as provided in said Declaration of Trust.
The execution and delivery of this Agreement has been authorized by the respective trustees and signed by an authorized officer of Municipals Trust, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them but shall bind only the trust property of each Trust as provided in such Declaration of Trust. No series of Municipals Trust shall be liable for the obligations of any other series.



	IN WITNESS WHEREOF, each of the parties
hereto has caused this Agreement to be executed by their officers thereunto duly authorized, as of the day and year first above written.

ATTEST:					EATON
VANCE MUNICIPALS TRUST
						(on
behalf of Eaton Vance Michigan Municipal Income Fund and
	Eaton Vance Rhode Island Municipal Income
Fund)


/s/Maureen A. Gemma				By:
	/s/Thomas M. Metzold
Maureen A. Gemma, Secretary
	Thomas M. Metzold, President


						EATON
VANCE MUNICIPALS TRUST
						(on
behalf of Eaton Vance National Municipal Income Fund)


/s/Maureen A. Gemma				By:
	/s/Thomas M. Metzold
Maureen A. Gemma, Secretary
	Thomas M. Metzold, President